Exhibit 20.1

CAPITAL AUTO RECEIVABLES ASSET TRUST 2002-1

STATEMENT OF ASSETS, LIABILITIES AND EQUITY

September 30, 2002

(in millions of dollars)
ASSETS
Receivables (Note 2)	$1,760

TOTAL ASSETS	$1,760

LIABILITIES AND EQUITY (NOTES 2 and 3)
Asset-Backed Notes	$1,660
Asset-Backed Certificates (Equity)	100

TOTAL LIABILITIES AND EQUITY	$1,760

Reference should be made to the Notes to Financial Statements.

Exhibit 20.1

CAPITAL AUTO RECEIVABLES ASSET TRUST 2002-1

STATEMENT OF DISTRIBUTABLE INCOME

	Period Ended September 30, 2002
	Third Quarter	Nine Months*

	(in millions of dollars)
Distributable Income
Allocable to Principal
Asset-Backed Notes	$196	$516
Asset-Backed Certificates (Equity)	2	2

Total Principal	$198	$518

Allocable to Interest
Asset-Backed Notes	$11	$30
Asset-Backed Certificates (Equity)	1	3

Total Interest	$12	$33

Distributable Income	$210	$551

Income Distributed	$210	$551

*Represents the period January 24, 2002 (inception) through September 30, 2002.
Reference should be made to the Notes to Financial Statements.

Exhibit 20.1

CAPITAL AUTO RECEIVABLES ASSET TRUST 2002-1
NOTES TO FINANCIAL STATEMENTS

NOTE 1.   BASIS OF ACCOUNTING

The financial statements of Capital Auto Receivables Asset Trust 2002-1 (the “Trust”) are prepared on the basis of cash receipts and cash disbursements. Such financial statements differ from financial statements prepared in accordance with accounting principles generally accepted in the United States of America in that interest income and the related assets are recognized when received rather than when earned and distributions to Noteholders and Certificateholders are recognized when paid rather than when the respective obligation is incurred. Certain expenses of the Trust are paid by Capital Auto Receivables, Inc. (the “Seller”). Capitalized terms are defined in the prospectus dated January 15, 2002.

The Trust uses interest rate swaps to alter its interest rate exposure. The swaps are executed as an integral element of a specific investment transaction. As the Trust’s financial statements are prepared on the basis of cash receipts and cash disbursements, the impact of the interest rate swaps is reflected in the cash flows shown in the Statement of Distributable Income.

NOTE 2.   SALE OF NOTES AND CERTIFICATES

On January 24, 2002, the Trust acquired retail finance receivables aggregating approximately $2,500 million at a discount of $222 million from the Seller in exchange for four classes of Asset-Backed Notes representing indebtedness of the Trust of $475 million Class A-1; $579 million Class A-2; $652 million Class A-3; $469 million Class A-4; and $103 million of Asset-Backed Certificates representing equity interests in the Trust. The Trust property includes a pool of retail instalment sale contracts for new automobiles and light trucks, monies due or received thereunder, security interests in the vehicles financed thereby, interest rate swaps and certain other property. The Servicer has the option to repurchase the remaining receivables as of the last day of any month on or after which the principal balance declines to 10% or less of the aggregate amount financed.

NOTE 3.   PRINCIPAL AND INTEREST PAYMENTS

Payments of interest on the Class A Notes and the Certificates will be made on the fifteenth day of each month or, if any such day is not a Business Day, on the next succeeding Business Day, commencing February 15, 2002 (each a “Distribution Date”). On each distribution date, the Aggregate Noteholders’ Principal Distributable Amount will be applied to make principal payments on the notes. Principal payments will be applied to the notes in sequential priority so that no principal payment will be made on any class of notes until all notes with a lower numerical designation have been paid in full. The Final Scheduled Distribution Dates for the Class A-1, Class A-2, Class A-3, and Class A-4 Notes are as follows, respectively: January 2003, March 2004, July 2005 and July 2007.

The Trust will not make any principal distributions to the Certificateholders until the Class A-1 Note has been paid in full. On each distribution date after the Class A-1 Note has been paid in full, the Certificateholders’ Percentage of the Principal Distributable amount will be available to make distributions to the Certificateholders only after all other payments due from the Trust on that distribution date have been made. The Final Scheduled Distribution Date for the Certificates will occur on the distribution date in July 2007.

Exhibit 20.1

CAPITAL AUTO RECEIVABLES ASSET TRUST 2002-1
NOTES TO FINANCIAL STATEMENTS

NOTE 3.   PRINCIPAL AND INTEREST PAYMENTS (concluded)

Interest on the outstanding principal amount of the Notes accrues from January 24, 2002 or from the most recent Distribution Date on which interest has been paid to but excluding the following Distribution Date. The Class A-1 Note receives interest at the rate of 1.71% per annum. The Class A-2 Notes receive interest at the rate of one Month London Interbank Offer Rate (“LIBOR”) plus 0.07% per annum. The Class A-3 Notes receive interest at the rate of one Month LIBOR plus 0.08% per annum. The Class A-4 Notes receive interest at the rate of 4.16% per annum. Interest on the Class A-1 Note, the Class A-2 Notes and the Class A-3 Notes is calculated on the basis of actual days elapsed during the period for which interest is payable and a 360-day year. Interest on the Class A-4 Notes is calculated on the basis of a 360-day year consisting of twelve 30—day months. On each Distribution Date, interest will be distributed to Certificateholders at the pass through rate of 4.07% per annum on the outstanding Certificate Balance and calculated on the basis of a 360-day year consisting of twelve 30-day months.

The Class A-2 Noteholders and Class A-3 Noteholders received interest at a weighted average rate as follows, respectively: 1.91% per annum, 1.92% per annum from January 24, 2002 through September 15, 2002.

NOTE 4.   FEDERAL INCOME TAX

The Trust is classified as a division of the Seller, and therefore is not taxable as a corporation for federal income tax purposes. Each Noteholder by the acceptance of a Note agrees to treat the Notes as indebtedness in the Trust for federal, state and local income and franchise tax purposes. All the certificates were retained by the Seller on the closing date. If the Seller sells any of the Certificates or if the Trust issues additional Certificates, this characterization may change.